

<ARTICLE>                     5
<LEGEND>
     The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000786622
<NAME>                        Krupp Insured Plus Limited Partnership

<PERIOD-TYPE>                                  3-Mos
<FISCAL-YEAR-END>                        Dec-31-1999
<PERIOD-END>                             Mar-31-1999
<CASH>                                     3,875,693
<SECURITIES>                              52,423,871<F1>
<RECEIVABLES>                                355,256
<ALLOWANCES>                                       0
<INVENTORY>                                        0
<CURRENT-ASSETS>                             366,893<F2>
<PP&E>                                             0
<DEPRECIATION>                                     0
<TOTAL-ASSETS>                            57,021,713
<CURRENT-LIABILITIES>                        209,359
<BONDS>                                            0
<PREFERRED-MANDATORY>                              0
<PREFERRED>                                        0
<COMMON>                                  55,965,846<F3>
<OTHER-SE>                                   846,508<F4>
<TOTAL-LIABILITY-AND-EQUITY>              57,021,713
<SALES>                                            0
<TOTAL-REVENUES>                           1,072,093<F5>
<CGS>                                              0
<TOTAL-COSTS>                                      0
<OTHER-EXPENSES>                             136,290<F6>
<LOSS-PROVISION>                                   0
<INTEREST-EXPENSE>                                 0
<INCOME-PRETAX>                              935,803
<INCOME-TAX>                                       0
<INCOME-CONTINUING>                          935,803
<DISCONTINUED>                                     0
<EXTRAORDINARY>                                    0
<CHANGES>                                          0
<NET-INCOME>                                 935,803
<EPS-PRIMARY>                                      0<F7>
<EPS-DILUTED>                                      0<F7>


<F1> Includes Participating Insured Mortgages ("PIMs") of $28,947,560 and
     Mortgage-Backed Securities ("MBS") of $23,476,311.
<F2> Includes prepaid acquisition fees and expenses of $844,252 net of accumulated amortization of $607,021 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $201,390.
<F3> Represents total equity of General Partners and Limited Partners.  General
     Partners deficit of ($237,543) and Limited Partners equity of $56,203,389.
<F4> Unrealized gains on MBS.
<F5> Represents interest income on investments in mortgages and cash.
<F6> Includes $25,266 of amortization of prepaid fees and expaenses.
<F7> Net income allocated $28,074 to the General Partners and $907,729 to the
     Limited Partners. Average net income per Limited Partner interest is $.12 on 7,500,099 Limited Partner interests outstanding.


